EXHIBIT 10.2
FIRST AMENDMENT TO THE
SMITH INTERNATIONAL, INC.
SECOND AMENDED AND RESTATED
1989 LONG-TERM INCENTIVE COMPENSATION PLAN
(As Amended and Restated as of January 1, 2005)
W I T N E S S E T H
     WHEREAS, Smith International, Inc. (the “Company”) maintains the Smith International, Inc. Second Amended and Restated 1989 Long-Term Incentive Compensation Plan (the “Plan”) for the purpose of providing additional incentives to officers and other valued employees of the Company; and
     WHEREAS, in Section 9.7 of the Plan, the Board of Directors of the Company (the “Board”) reserved the discretionary right to amend the Plan at any time; and
     WHEREAS, the Board now desires to amend the Plan, to (i) incorporate various requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, certain transition rules thereunder and (ii) incorporate other provisions and changes that the Committee deems advisable based on comments received from Institutional Shareholder Services and the Company’s stockholders;
     NOW, THEREFORE, effective as January 1, 2008, the Plan is hereby amended by this First Amendment thereto, as follows:
     1. A new Section 1.2(w) is added to the Plan as follows, and as a result, Sections 1.2(w) through 1.2(uu) are renumbered to be Sections 1.2(x) through 1.2(vv):
     (w) Independent Director. A director who is an “independent director” as defined in the New York Stock Exchange current listings, or by such other stock exchange as may be applicable.
     2. Section 1.3(d) is amended by deleting the last sentence thereof and replacing it with the following:
Notwithstanding the preceding provisions of this subsection, (i) no amendment or other modification of an Incentive Award shall be made to the extent such modification results in any Stock Option with an exercise price less than 100% of the Fair Market Value per Share on the date of grant, (ii) no acceleration of the vesting of any Incentive Award shall be made, except in the event of the Grantee’s death, Disability, or Retirement, or a Change in Control, or another type of similar circumstance as determined by the Committee, and (iii) no acceleration of vesting, extension of exercisability or other modification shall be made that will subject the Grantee to adverse taxation under Code Section 409A.
     3. Section 1.3(g) is deleted in its entirety, and as a result Section 1.3(h) is renumbered to be Section 1.3(g).
     4. The fourth paragraph of Section 1.4 is deleted in its entirety and replaced with the following:
     (b) With respect to any Stock Option or SAR granted to a Covered Employee that is canceled or repriced (which may only occur subject to the approval of the Company’s stockholders, as required under applicable securities laws and stock exchange requirements), the number of Shares subject to such Stock Option or SAR shall continue to count against the maximum number of Shares that may be the subject of Stock Options or SARs granted to such Covered Employee hereunder and, in this regard, such maximum number shall be determined in accordance with Code Section 162(m).

     5. Section 2.4(a) is deleted in its entirety and replaced with the following:
     (a) Grant. The Committee may grant to Employees Stock Appreciation Rights that are independent of Stock Options. All SARs granted under the Plan are intended to be exempt from taxation as deferred compensation under Code Section 409A.
     6. Section 2.4(d) is deleted in its entirety and replaced with the following:
     (d) Settlement. Effective for any SARs issued on or after January 1, 2005, upon exercise of the SAR, the Grantee shall receive an amount equal to the Spread. The Spread, less applicable withholdings, shall be payable only in Shares, the number of which shall be determined based on the Fair Market Value of the Shares as of the exercise date, within 30 calendar days after the exercise date. In no event shall any SAR be settled in any manner other than by delivery of Shares. In addition, the Incentive Agreement under which such SARs are awarded, or any other agreements or arrangements, shall not provide that the Company will purchase any Shares delivered as a result of the exercise or vesting of a SAR. Any SARs issued under the Plan prior to January 1, 2005 shall be subject to the settlement provisions of the Plan as in effect prior to January 1, 2005, but only to the extent that such settlement is not considered a payment of deferred compensation that would be subject to Code Section 409A after December 31, 2004.
     7. Section 3 is deleted in its entirety and replaced with the following:
SECTION 3
COMMON STOCK AWARDS
     3.1 Initial Award
     Each Outside Director shall receive, upon initial election or appointment to the Board, the grant of a Common Stock Award for the number of Shares as deemed appropriate to provide equity compensation to such Grantee having a Fair Market Value, effective as of the first date of such Outside Director’s service on the Board, as determined and voted upon by the Independent Directors of the Board from time to time in its discretion.
     3.2 Annual Award
     Each Outside Director shall receive an annual Common Stock Award on each Award Date with respect to service rendered by the Grantee during the 12-month period ending on such annual Award Date. The Shares subject to the annual Common Stock Award shall be such number as deemed appropriate to provide equity compensation to such Grantee having a Fair Market Value as determined by the Independent Directors of the Board from time to time, and effective as of the Award Date. The Award Date for annual Common Stock Awards shall be made on the date of the annual Board meeting with respect to the Grantee’s service as an Outside Director during the 12-month period ending on such annual Award Date. The annual Common Stock Awards shall not be prorated for partial service of any Outside Director, except as described in Section 3.3.
     3.3 Termination of Directorship
     If a Termination of Directorship occurs to an Outside Director, then in lieu of the annual Common Stock Award under Section 3.2, as of the next following annual Award Date such Outside Director shall be entitled to receive a number of Shares equal to the nearest whole number of Shares obtained by multiplying the number of Shares having a Fair Market Value approximately equal to a dollar amount set by the Board from time to time pursuant to Section 3.2 by a fraction, the numerator of which is the number of days from the last previous annual Award Date up to and including the date of his Termination of Directorship, and the denominator of which is the number of days from the last previous annual Award Date up to and including his next following regularly scheduled annual Award Date. Such Shares shall be delivered to the Outside Director within thirty (30) days following the date of his Termination of Directorship.

     3.4 Issuance of Common Stock
     Within thirty (30) days of the Award Date of a Common Stock Award pursuant to Sections 3.1, 3.2 or 3.3, the Company shall cause Shares of Common Stock to be issued in the name of the Grantee.
     3.5 Deferral of Common Stock Award
     At the discretion of the Committee, a Grantee may elect in writing to defer the receipt of a Common Stock Award; provided, however, that such election be made by the Grantee not later than by the end of the calendar year that precedes the calendar year in which the applicable 12-month performance period begins. Notwithstanding the previous sentence, at the discretion of the Committee, a Grantee who is eligible to receive an initial award pursuant to Section 3.1 may elect in writing to defer receipt of such initial award within thirty (30) days after the Grantee first becomes eligible to participate in the Plan or any other plan maintained by the Company that is an “account balance” plan within the meaning of, and subject to, Code Section 409A.
     3.6 Subsequent Deferrals
     At the discretion of the Committee, a Grantee may elect in writing to defer the receipt of a Common Stock Award which has previously been deferred pursuant to Section 3.5; provided, however, that (i) such election will not take effect until at least twelve (12) months after the date upon which the election is made by the Grantee, (ii) except in the case of payment on account of the Grantee’s death or Disability, the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date the payment would otherwise have been paid, and (iii) such election may not be made less than twelve (12) months prior to the date the payment was otherwise scheduled to be made. Any subsequent deferral election made by the Grantee pursuant to this Section 3.5 must be consistent with the requirements of Code Section 409A.
     8. Section 5.2(c) is deleted in its entirety and replaced with the following:
     (c) Payment. When the restrictions in the Incentive Agreement have been satisfied, subject to (i) withholding taxes under Section 9.3 with respect to Employees and (ii) the terms of the Incentive Agreement, Restricted Stock Units shall be paid in Shares within thirty (30) days after the later of (A) the Vesting Date (as defined in Section 5.2(b)) or (B) the date that satisfaction of any Performance Criteria for the Restricted Stock Units have been certified by the Committee but, in either event, not later than 2-1/2 months following the last day of the calendar year containing the Vesting Date.
     9. A new Section 9.18 is added to the Plan as follows:
     9.18 Section 409A Compliance
     To the extent that the Plan provides for the payment of amounts that constitute “nonqualified deferred compensation” under Code Section 409A, the Plan is intended to comply with the provisions of Section 409A so as to prevent the inclusion of gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed and made available to Grantees or beneficiaries. Notwithstanding any other provision of the Plan, at the discretion of the Committee, the timing of the payment of any Incentive Award that was issued to the Grantee prior to December 31, 2007 may, at the election of the Grantee, be charged to an earlier or later date in accordance with IRS Notice 2006-79, provided that such election is made not later than by December 31, 2007.
[Signature page follows.]

     IN WITNESS WHEREOF, this Second Amendment to the Plan is hereby executed on this 23rd day of October, 2007, to be effective as of January 1, 2008.

ATTEST:		SMITH INTERNATIONAL, INC.

By:	/s/ PAMELA L. KUNKEMOELLER	By:	/s/ MALCOLM W. ANDERSON

Name:	Pamela L. Kunkemoeller	Name:	Malcolm W. Anderson

Title:	Senior Corporate Counsel and Assistant Secretary	Title:	Senior Vice President, Human Resources

Date:	October 23, 2007	Date:	October 23, 2007

67